Exhibit 10.15

PATENT ASSIGNMENT

This Patent Assignment (“Assignment”) is made and entered into as of June 30, 2018 by and between Integrated Diagnostics, Inc., a corporation organized and existing under the laws of Delaware, having a place of business at 219 Terry Avenue North, Suite 100, Seattle, Washington 98109 USA (“Integrated Diagnostics”) and Biodesix, Inc., a corporation organized and existing under the laws of Delaware, having a place of business at 2970 Wilderness Place, Suite 100, Boulder, Colorado 80301 USA (“Biodesix”).

WHEREAS, Integrated Diagnostics has agreed to assign and transfer to Biodesix and Biodesix has agreed to acquire and accept from Integrated Diagnostics the patent applications and patents set forth on Annex 2.7(b)(i) of the Asset Purchase Agreement and Plan of Reorganization (collectively, the “Patents”) attached hereto.

NOW, THEREFORE, in consideration of the premises, mutual covenants and provisions herein contained, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to execute this Assignment, as follows:

1.0 Assignment. Integrated Diagnostics has assigned and/or by these presents does hereby assign, transfer and convey unto Biodesix, Integrated Diagnostics’ whole, partial, and entire right, title and interest (i) in and to the inventions claimed in the Patents, including all patents granting from said applications on said Patents or any continuation, continuation-in-part, division, renewal, substitute, reexamination, or reissue thereof, including any patents or any patent applications obtained based upon a claim of priority to any patent or patent application on said Patents and (ii) in and to all rights to sue for and collect damages resulting from past, present and future infringement of said patents and patent applications in (i).

2.0 Enjoyment. The patents and patent applications subject to Paragraph 1 shall be held and enjoyed by Biodesix, for Biodesix’s use and benefit, and for Biodesix’s legal representatives and assigns, to the full end of the term or terms for which same may be granted, as fully and entirely as the same would have been held by Integrated Diagnostics had this assignment and transfer not been made.

3.0 Assistance and Recordation. The parties to this Assignment shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary or advisable to consummate the transactions contemplated by this Assignment. Without limiting the foregoing, each of Integrated Diagnostics and Biodesix shall cooperate with the other without any further consideration to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all documents as may reasonably be necessary to effect, evidence or perfect the assignment of the Patents to Biodesix, including without limitation any documents required to record this Assignment with local patent offices. Integrated Diagnostics hereby authorizes the Commissioner for Patents in the United States Patent and Trademark Office (and the officials of corresponding entities or agencies in any applicable jurisdictions) to record and register this Patent Assignment upon request by Biodesix.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties hereto has executed this Patent Assignment, or has caused this Patent Assignment to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

Integrated Diagnostics, Inc.

By:	/s/ Albert A. Luderer
Name: Albert A. Luderer Title: CEO

Biodesix. Inc.

By:	/s/ David Brunel
Name: David Brunel Title: CEO

Witness

By:	/s/ Margaret A. Luderer
Name: Margaret A. Luderer Title:

Witness

By:
Name: Title:

Signature Page to Patent Assignment